Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 19, 2023, relating to the financial statements of Village Oaks Pathology Services, P.A. (the “Company”), as of and for the years ended December 31, 2022 and 2021, which included an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 19, 2023